Exhibit 15.1

ERNST & YOUNG (HELLAS) Certified Auditors – Accountants S.A. 8B Chimarras str., Maroussi 151 25 Athens, Greece	Tel: +30 210 2886 000 Fax:+30 210 2886 905 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-216826, as amended) of DryShips Inc. and in the related Prospectus of our reports dated March 1, 2019, with respect to the consolidated financial statements of DryShips Inc., and the effectiveness of internal control over financial reporting of DryShips Inc., included in this Annual Report (Form 20-F) of DryShips Inc. for the year ended December 31, 2018.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
March 1, 2019